NSAR ITEM 77O
January 1, 2003 - June 30, 2003
Van Kampen Mid Cap Growth Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From         shares    underwriting Purchase
    1              Amylin    Goldman Sachs    4,000      0.044%       1/16/03
                 Pharmaceuticals

    2       Hartford Financial Goldman Sachs   2,400     0.020%       5/19/03

    3              Petco       Goldman Sachs   3,600     0.040%       5/22/03

Participating Underwriters for #1
Goldman, Sachs & Co.
Lehman Brothers Inc.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Fortis Securities Inc.
Prudential Securities Incorporated
Morgan Keegan & Company, Inc.

Participating Underwriters #2
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Merrill Lynch Pierce Fenner & Smith Inc.
Morgan Stanley & Co. Inc.
UBS Warburg LLC
Banc of America Securities LLC
Deutsche Bank Securities Inc.
AG Edwards & Sons Inc.
JPMorgan Securities Inc.
Edward D. Jones & Co.
Wachovia Securities Inc.
Wells Fargo Securities LLC
ABN Amro Rothschild LLC
BB&T Capital Markets
Robert W Baird & Co.
Bear Stearns & Co
BNY Capital Markets Inc.
Dowling & Partners Securities LLC
JJB Hilliard
W.L. Lyons Inc.
Janney Montgomery Scott LLC
Keefe Bruyette & Woods Inc
Legg Mason Wood Walker Inc
Mellon Financial Markets LLC
Neuberger Berman LLC
Raymond James & Associates Inc
Suntrust Capital Markets Inc
U.S. Bancorp Piper Jaffray Inc.
The Williams Capital Group LP

Participating Underwriters #3
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
Bear, Stearns & Co. Inc.
CIBC World Markets Corp.
Citigroup Global Markets Inc.
UBS Warburg LLC
Johnson Rice & Company LLC